Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

July 27, 2005

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES SECOND QUARTER 2005 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $78 million, or 19 cents per share on a diluted basis, for the second quarter of 2005 compared with $86 million, or 21 cents per share, in the second quarter of 2004.

Total earnings for the quarter, which include the impact of discontinued operations, were $83 million, or 20 cents per share, in 2005, compared with $86 million, or 21 cents per share, in 2004.

Xcel Energy’s total earnings for the second quarter of 2005 included the following:

•                  Regulated utility earnings from continuing operations were $94 million, or 22 cents per share, compared with $89 million, or 21 cents per share, in 2004;

•                  Nonregulated subsidiary and holding company losses from continuing operations were $13 million, or 3 cents per share, compared with a loss of $0.5 million, or 0 cents per share in 2004; and

•                  Results from discontinued operations were earnings of $5 million, or 1 cent per share, compared with income of $0.8 million, or 0 cents per share, in 2004.

While regulated earnings improved during the quarter, total earnings declined by 1 cent per share, when compared with the same period last year.  Regulated earnings for the second quarter of 2005 increased due to higher electric margins resulting from favorable weather in 2005 compared with unfavorable weather in 2004 and sales growth, particularly in the northern regions.  Partially offsetting the increase were increased operating and maintenance expense, primarily attributable to a planned nuclear outage and higher depreciation expense resulting from major plant and software additions completed in 2004 and early 2005.

“The company’s results are in line with our objectives for the quarter and the year,” said Richard C. Kelly, president and chief executive officer.  “The performance of our power plants and transmission and distribution systems have met or exceeded expectations during an extended heat wave that began in the latter half of June and has extended into July.   We are also moving forward with our strategy of investing in our core businesses while improving environmental performance.  We have broken ground on the first phase of our Minnesota Metro Emissions Reduction Project, and we received air permits for our Comanche 3 coal plant in Colorado and expect to start construction later this fall.   Overall, we are pleased with our year-to-date performance and we are maintaining our 2005 earnings guidance of $1.18 to $1.28 per share from continuing operations.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review second quarter financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:

(800) 374-0832

International Dial-In:	(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on July 27 through 11:59 p.m. CDT on July 30.

Replay Numbers

US Dial-In:

(800) 642-1687

International Dial-In:	(706) 645-9291
Access Code:	7477097

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; availability of adequate coal supplies; recovery of fuel costs; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2004.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations Xcel Energy Internet address: www.xcelenergy.com	(612) 215-5300

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Operating revenues:
Electric utility	$1,720,431	$1,468,340	$3,255,378	$2,934,594
Natural gas utility	326,347	271,634	1,161,402	1,031,358
Nonregulated and other	20,239	23,125	43,794	48,365
Total operating revenues	2,067,017	1,763,099	4,460,574	4,014,317

Operating expenses:
Electric fuel and purchased power – utility	912,400	723,021	1,673,809	1,401,714
Cost of natural gas sold and transported – utility	232,039	186,341	900,824	780,593
Cost of sales – nonregulated and other	7,420	10,209	18,104	22,242
Other operating and maintenance expenses – utility	437,639	392,890	840,109	786,535
Other operating and maintenance expenses - nonregulated	9,568	6,287	17,656	13,709
Depreciation and amortization	194,076	173,637	385,865	343,204
Taxes (other than income taxes)	71,370	71,935	147,177	146,303
Total operating expenses	1,864,512	1,564,320	3,983,544	3,494,300

Operating income	202,505	198,779	477,030	520,017

Interest and other income - net of expense	5,066	(296)	5,557	(717)
Allowance for funds used during construction - equity	5,450	8,228	10,633	16,684

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,418, $7,003, $12,897 and $14,432, respectively)	114,375	110,403	228,017	224,234
Allowance for funds used during construction - debt	(4,534)	(5,149)	(9,368)	(11,252)
Total interest charges and financing costs	109,841	105,254	218,649	212,982

Income from continuing operations before income taxes	103,180	101,457	274,571	323,002
Income taxes	24,770	15,943	70,279	88,356
Income from continuing operations	78,410	85,514	204,292	234,646
Income (loss) from discontinued operations – net of tax	4,996	792	592	1,571
Net income	83,406	86,306	204,884	236,217
Dividend requirements on preferred stock	1,060	1,060	2,120	2,120
Earnings available for common shareholders	$82,346	$85,246	$202,764	$234,097

Weighted average common shares outstanding (in thousands):
Basic	402,214	399,217	401,668	398,900
Diluted	425,552	422,545	425,004	422,233
Earnings per share – basic:
Income from continuing operations	$0.19	$0.21	$0.50	$0.59
Income from discontinued operations	0.01	—	—	—
Total	$0.20	$0.21	$0.50	$0.59
Earnings per share – diluted:
Income from continuing operations	$0.19	$0.21	$0.49	$0.57
Income from discontinued operations	0.01	—	—	—
Total	$0.20	$0.21	$0.49	$0.57

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.22	$0.21	$0.54	$0.58
Financing costs and preferred dividends – holding company	(0.02)	(0.02)	(0.05)	(0.03)
Nonregulated and holding company segment	(0.01)	0.02	—	0.02
Earnings per share – continuing operations	0.19	0.21	0.49	0.57

Income (loss) from discontinued operations	0.01	—	—	—
Total earnings per share – diluted	$0.20	$0.21	$0.49	$0.57

The following table summarizes significant components contributing to the changes in the second quarter and year-to-date 2005 earnings per share compared with the same periods in 2004, which are discussed in more detail later in the release.

	Three months ended	Six months ended
	June 30,	June 30,
2004 Earnings per share – diluted	$0.21	$0.57

Components of change – 2005 vs. 2004
Higher base electric utility margins	0.08	0.10
Lower short-term wholesale and commodity trading margins	—	(0.03)
Higher depreciation and amortization expense	(0.03)	(0.06)
Higher utility operating and maintenance expense	(0.06)	(0.07)
Effective tax rate changes and other	(0.01)	(0.02)
Net change in earnings per share – continuing operations	(0.02)	(0.08)

Changes in Earnings Per Share – Discontinued Operations	0.01	—
2005 Earnings per share – diluted	$0.20	$0.49

Note 2.  Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2005 vs. Normal	2004 vs. Normal	2005 vs. 2004
3 months ended June 30	$0.01	$(0.02)	$0.03
6 months ended June 30	$0.00	$(0.03)	$0.03

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and six-month periods ended June 30, 2005, compared with the same period in 2004.

	Three months ended		Six months ended
	June 30,		June 30,
	Actual	Normalized	Actual	Normalized
Electric residential	8.2%	3.1%	3.7%	1.6%
Electric commercial and industrial	3.5%	2.0%	1.9%	1.3%
Total retail electric sales	4.7%	2.3%	2.4%	1.4%
Firm natural gas sales	5.6%	2.4%	1.1%	0.6%
Total natural gas sales	5.8%	4.3%	3.7%	3.3%

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenue and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 06/30/2005
Electric utility revenue (excluding commodity trading)	$1,655	$58	$—	$1,713
Electric fuel and purchased power utility	(878)	(34)	—	(912)
Commodity trading revenue	—	—	115	115
Commodity trading costs	—	—	(108)	(108)
Gross margin before operating expenses	$777	$24	$7	$808
Margin as a percentage of revenue	46.9%	41.4%	6.1%	44.2%

3 months ended 06/30/2004
Electric utility revenue (excluding commodity trading)	$1,408	$59	$—	$1,467
Electric fuel and purchased power-utility	(691)	(32)	—	(723)
Commodity trading revenue	—	—	150	150
Commodity trading costs	—	—	(149)	(149)
Gross margin before operating expenses	$717	$27	$1	$745
Margin as a percentage of revenue	50.9%	45.8%	0.7%	46.1%

6 months ended 06/30/2005
Electric utility revenue (excluding commodity trading)	$3,157	$91	$—	$3,248
Electric fuel and purchased power utility	(1,622)	(52)	—	(1,674)
Commodity trading revenue	—	—	232	232
Commodity trading costs	—	—	(225)	(225)
Gross margin before operating expenses	$1,535	$39	$7	$1,581
Margin as a percentage of revenue	48.6%	42.9%	3.0%	45.4%

6 months ended 06/30/2004
Electric utility revenue (excluding commodity trading)	$2,813	$117	$—	$2,930
Electric fuel and purchased power-utility	(1,349)	(53)	—	(1,402)
Commodity trading revenue	—	—	236	236
Commodity trading costs	—	—	(231)	(231)
Gross margin before operating expenses	$1,464	$64	$5	$1,533
Margin as a percentage of revenue	52.0%	54.7%	2.1%	48.4%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $60 million for the second quarter of 2005, compared with the second quarter of 2004.  Base electric utility margins increased approximately $71 million for the first six months of 2005 compared with the same period in 2004.  For more information see the following table:

Base Electric Utility Margin

	Three months ended June 30,	Six months ended June 30,
(Millions of Dollars)	2005 vs. 2004	2005 vs. 2004
Sales growth (excluding weather impact)	$25	$28
Estimated impact of weather	22	19
Purchased capacity costs	(1)	(8)
Quality of service obligations	7	7
Renewable development fund and conservation revenues	3	5
Financial hedging costs	—	4
Capacity sales	4	8
Regulatory accruals and other	—	8
Total base electric utility margin increase	$60	$71

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins decreased approximately $23 million for the first six months of 2005 compared with the same period in 2004.  The 2004 short-term wholesale results reflect the impact of higher trading volumes and a preexisting contract, which contributed $17 million in the first quarter of 2004 and expired at that time.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the second quarter of 2005 increased by approximately $45 million, or 11.4 percent, compared with the same period in 2004.  The increase is primarily due to a planned nuclear plant refueling and upgrade outage in 2005, with no comparable outage in the second quarter of 2004, which increased costs by approximately $20 million.  In addition, employee benefit costs increased approximately $10 million compared with 2004, and performance-based compensation costs were approximately $7 million higher in 2005 than 2004.  The accruals for these performance-based plans fluctuate based on Xcel Energy’s stock price, which can create variances on a quarter-to-quarter basis.

Other operating and maintenance expenses for the first six months of 2005 increased $54 million, or 6.8 percent, compared with the same period in 2004.  Two nuclear plant refueling, inspection and upgrade outages in 2005, with no comparable outages in the first six months of 2004, increased costs by approximately $44 million.  In addition, employee benefit costs were approximately $14 million higher in 2005 than 2004.  The increases were partially offset by lower maintenance costs at the fossil-fuel plants of approximately $10 million.

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $20 million, or 11.8 percent, for the second quarter, and $43 million, or 12.4 percent, for the first six-months of 2005, when compared with the same periods in 2004.  These changes were primarily due to the installation of new steam generators at the Prairie Island nuclear plant and software system additions in 2004 and early 2005, both of which have relatively short depreciable lives compared with other capital additions.  In addition, depreciation expense increased for other plant additions.

Income Taxes – Income taxes for continuing operations increased by $9 million for the second quarter of 2005 compared with the same period in 2004.  The effective tax rate for continuing operations was 24.0 percent for the second quarter of 2005, compared with 15.7 percent for the same period in 2004.  Additional income tax expense was recorded in the second quarter of 2005 to eliminate the difference in tax expense computed based on the actual year-to-date effective tax rate at the subsidiary level as compared to the forecasted annual consolidated effective tax rate.  Second quarter 2005 and second quarter 2004 had lower actual effective tax rates as compared to forecast due to a variation in the year-to-date levels and mix of income earned in various jurisdictions with different tax rates.

Income taxes for continuing operations decreased by $18 million for the first six months of 2005 compared with the same period in 2004.  The effective tax rate for continuing operations was 25.6 percent for the first six months of 2005, compared with 27.3 percent for the same period in 2004.  The decrease in the effective tax rate was due to additional tax credits and lower pretax income levels for the first six months of 2005 as compared with the same period in 2004, partially offset by the additional income tax expense recorded, as discussed above.

Note 3.  Xcel Energy Capital Structure

Following is the preliminary capital structure of Xcel Energy at June 30, 2005:

(Billions of Dollars)	Balance at June 30, 2005	Percentage of Total Capitalization
Current portion of long-term debt	$0.3	3%
Short-term debt	0.3	2%
Long-term debt	6.4	52%
Total debt	7.0	57%

Preferred equity	0.1	1%
Common equity	5.3	42%
Total equity	5.4	43%

Total capitalization	$12.4	100%

On July 21, 2005, Northern States Power Co., a Minnesota corporation (NSP-Minnesota) issued $250 million of first mortgage bonds.  The bonds mature in 2035 and have a coupon interest rate of 5.25 percent.  NSP-Minnesota intends to use the net proceeds from the sale of the first mortgage bonds to repay borrowings under its credit facility and approximately $75 million of debt maturing during 2005.

Note 4.  Rates and Regulation

NSP-Minnesota Natural Gas Rate Case - In September 2004, NSP-Minnesota filed a natural gas rate case for its Minnesota retail customers, seeking a rate increase of $9.9 million, based on a return on equity of 11.5 percent.  Interim rates collecting $6.4 million per year were implemented December 1, 2004, subject to refund.

On April 19, 2005, NSP-Minnesota and the Department of Commerce filed with an administrative law judge and the MPUC an offer of settlement related to the natural gas rate case.  The settlement agreement includes an annual rate increase of $5.8 million, based on a return on equity of 10.4 percent.  The settlement also reflects an increase in the residential customer charge from $6.50 to $8.00 per month.  The administrative law judge issued a report to the MPUC recommending approval of the settlement agreement.  The Office of the Attorney General filed exceptions to the report regarding the residential customer charge issue.  On July 21, 2005, the MPUC voted to approve the settlement agreement with one slight modification on the reconnection fee that does not impact the revenue deficiency.  A final order is expected by Aug. 22, 2005.

NSP-Wisconsin 2006 General Rate Case - On June 1, 2005, Northern States Power Co., a Wisconsin corporation (NSP-Wisconsin) filed a general rate case application for 2006, in accordance with the biennial rate case-filing schedule established by the Public Service Commission of Wisconsin (PSCW).  In the application, NSP-Wisconsin requested an increase of $40.8 million, or 10.3 percent, for the Wisconsin retail electric jurisdiction, and an increase of $7 million, or 4.4 percent, for the Wisconsin natural gas jurisdiction.  The indicated revenue deficiencies are based on a 2006 test year, the currently authorized 11.90 percent return on equity and a common equity ratio of 56.32 percent.  The increase is necessary to maintain and improve existing facilities, as well as to invest in new facilities to meet growing customer needs.  Also contributing to the electric increase are rising fuel and purchased power costs.  NSP-Wisconsin has requested the new rates be effective Jan. 1, 2006.  On July 22, 2005, the PSCW held a pre-hearing conference.  Hearings were scheduled for November 2005.

PSCo Resource Plan — In December 2004, the Colorado Public Utilities Commission (CPUC) approved a settlement agreement between Public Service Company of Colorado (PSCo) and many intervening parties concerning its future resource plan.  As a part of the settlement the CPUC approved PSCo’s plan to construct a 750-megawatt net output pulverized coal-fired unit at the Comanche Station located near Pueblo, Colo.

On July 5, 2005, the Colorado Department of Public Health and Environment issued final air quality permits for the new coal-fired unit, as well as additional emission controls on Comanche’s two existing units. Construction on the plant is planned to commence in the fall of 2005.

PSCo Natural Gas Rate Case – On May 27, 2005, PSCo filed for an increase of natural gas base rates in Colorado. The proposed increase, factoring in current costs of natural gas, would increase overall customer bills by approximately $34 million, or 3 percent annually.  PSCo supplemented its filing with the CPUC on July 8, 2005.  The CPUC has scheduled a prehearing conference for Aug. 3, 2005.  It is anticipated that the request, if approved by the CPUC, would become effective early in 2006.

Note 5.  Mergers, Acquisitions and Divestitures

Seren — On Sept. 27, 2004, Xcel Energy’s board of directors approved management’s plan to pursue the sale of Seren Innovations, Inc., a wholly owned broadband communications services subsidiary. Seren delivers cable television, high-speed Internet and telephone service over an advanced network to approximately 46,000 customers in St. Cloud, Minn., and Concord and Walnut Creek, Calif.

In May 2005, Xcel Energy also reached an agreement to sell Seren’s California assets to WaveDivision Holdings.  In July 2005, Xcel Energy reached an agreement to sell Seren’s Minnesota assets to Charter Communications.  The sale of Seren in its entirety is expected to be completed in the second half of 2005.  As a result of the sales agreements, the total after-tax impairment charge related to Seren, including disposition charges, was $138 million, which was recorded primarily in 2004.

Note 6.  Corporate-Owned Life Insurance

Tax Matters – As previously disclosed in Note 3 to Xcel Energy’s financial statements in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, in April 2004, Xcel Energy filed a lawsuit in U.S. District Court for the District of Minnesota against the Internal Revenue Service (IRS) to establish its entitlement to deduct, for tax years 1993 and 1994, policy loan interest related to corporate-owned life insurance (COLI) policies on some current and former employees of PSCo.  These COLI policies are owned and managed by PSR Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo.  In December 2004, Xcel Energy filed suit in U.S. Tax Court in Washington, D.C., for tax years 1995 through 1997 and again in March 2005 for tax years 1998 and 1999.  The IRS had challenged the deductibility of such interest expense deductions and has disallowed the deductions taken in tax years 1993 through 2001.

Xcel Energy requested that the tax court consolidate and stay its petitions pending the decision in the district court litigation, and Xcel Energy brought a motion for summary judgment in the district court litigation.  Oral arguments on Xcel Energy’s summary judgment motion were expected to be presented to the district court on June 17, 2005.  On June 14, 2005, the IRS filed its own motion for summary judgment, arguing that PSCo was not entitled to the COLI deductions because PSCo had no insurable interest in its employees’ lives.  Xcel Energy denies that this claim has any merit.  A court hearing is scheduled for August 19, 2005 to hear both motions.

Accounting for Uncertain Tax Positions – In July 2004, the Financial Accounting Standards Board (FASB) discussed potential changes or clarifications in the criteria for recognition of tax benefits, which may result in raising the threshold for recognizing tax benefits that have some degree of uncertainty.  On July 14, 2005, the FASB issued an exposure draft on accounting for uncertain tax positions under Statement of Financial Accounting Standard No. 109.  If adopted as proposed, the interpretation will be effective Dec. 31, 2005 and only tax benefits that meet the probable recognition threshold may be recognized or continue to be recognized on the effective date.

Initial derecognition amounts will be reported as a cumulative effect of a change in accounting principle.  The exposure draft requires a 60-day comment period, which will be followed by deliberations.  Accordingly, if adopted as proposed, Xcel Energy would report as a cumulative effect of a change in accounting principle in its 2005 income statement a charge of approximately $350 million relating to COLI tax benefits and additional interest costs.  Under the proposed interpretation penalties are to be accrued when a tax position does not meet the minimum statutory threshold.  Xcel Energy believes the COLI position exceeds the minimum statutory threshold and, therefore, does not expect to accrue penalties under the interpretation.  However, if penalties were required to be accrued, they would be approximately $65 million.  Xcel Energy has not yet evaluated the impact the proposed interpretation would have on other existing income tax positions.

Note 7.  Xcel Energy Earnings Guidance

2005 Earnings Guidance – Xcel Energy’s 2005 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2005 Diluted EPS Range
Utility operations	$1.27 - $1.37
Holding company financing costs and other	$(0.09)
Xcel Energy Continuing Operations – EPS	$1.18 - $1.28

Key Assumptions for 2005:

•                  Seren is held for sale and accounted for as discontinued operations;

•                  Normal weather patterns are experienced;

•                  Weather-adjusted retail electric utility sales growth of approximately 1.6 percent to 2.0 percent;

•                  Weather-adjusted retail natural gas utility sales growth of approximately 1.0 percent to 1.3 percent;

•                  The NSP-Minnesota gas rate case settlement is approved;

•                  Capacity costs increase by $10 million, net of capacity cost recovery;

•                  No additional margin impact results from the fuel allocation issue at SPS;

•                  Short-term wholesale and commodity trading margins decline by approximately $30 million to $55 million from 2004;

•                  Other utility operating and maintenance expense increases between 2 percent and 3 percent from 2004;

•                  Depreciation expense increases approximately 8 percent to 9 percent from 2004;

•                  Interest expense increases approximately $10 million to $15 million from 2004;

•                  Allowance for funds used during construction is expected to decline;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits of 9 cents per share;

•                  The effective tax rate for continuing operations is approximately 27 percent to 29 percent; and

•                  Average common stock and equivalents total approximately 426 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

3 months ended June 30,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,046,778	$1,739,974
Nonregulated and other revenue	20,239	23,125
Total revenue	$2,067,017	$1,763,099

Income from continuing operations	$78,410	$85,514
Income from discontinued operations	4,996	792
Net income	$83,406	$86,306

Earnings available for common shareholders	$82,346	$85,246
Average shares – common and potentially dilutive (1000’s)	425,552	422,545

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.22	$0.21
Losses from nonregulated subsidiaries and holding company	(0.03)	—
Earnings per share – continuing operations	0.19	0.21

Discontinued operations	0.01	—

Total earnings per share – GAAP	$0.20	$0.21

6 months ended June 30,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$4,416,780	$3,965,952
Nonregulated and other revenue	43,794	48,365
Total revenue	$4,460,574	$4,014,317

Income from continuing operations	$204,292	$234,646
Income from discontinued operations	592	1,571
Net income	$204,884	$236,217

Earnings available for common shareholders	$202,764	$234,097
Average shares – common and potentially dilutive (1000’s)	425,004	422,233

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.54	$0.58
Losses from nonregulated subsidiaries and holding company	(0.05)	(0.01)
Earnings per share – continuing operations	0.49	0.57

Discontinued operations	—	—

Total earnings per share – GAAP	$0.49	$0.57

Book value per share	$13.04	$13.16